Exhibit 5.1

Brent D. Fassett

T: +1 720 566 4025

fassettbd@cooley.com

September 4, 2012

GlobeImmune, Inc.

1450 Infinite Drive

Louisville, CO 80027

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GlobeImmune, Inc., a Delaware corporation (the “Company”), of a Registration Statement (No. 333-182512) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 5,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.001.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.5 to the Registration Statement, each of which will be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the Delaware General Corporation Law, and we have undertaken no independent verification with respect thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM

GlobeImmune, Inc.

September 4, 2012

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Brent D. Fassett
Brent D. Fassett, Partner

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM